Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 27, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Marvell Technology Group Ltd., which appears in the Marvell Technology Group Ltd.’s Annual Report on Form 10-K for the year ended January 27, 2007, as amended by Form 10-K/A (Amendment No.1) filed on July 13, 2007.

/s/ PricewaterhouseCoopers LLP
San Jose, California
January 11, 2008